EXHIBIT 1 - Report of Independent Certified Public Accountant and Financial Statements

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

FINANCIAL STATEMENTS
AND
INDEPENDENT AUDITOR'S REPORT

DECEMBER 31, 2001

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

INDEX TO FINANCIAL STATEMENTS

ACCOUNTANTS' REPORT ON THE FINANCIAL STATEMENTS	1
BALANCE SHEETS	2-3
STATEMENT OF OPERATIONS	4-5
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY	6
STATEMENT OF CASH FLOWS	7-8
NOTES TO FINANCIAL STATEMENTS	9-19
SELECTED FINANCIAL DATA	21

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Electronic Systems Technology, Inc.
415 N. Quay - Suite 4
Kennewick, WA 99336

We have audited the accompanying balance sheets of ELECTRONIC SYSTEMS TECHNOLOGY, INC. as of December 31, 2001 and 2000, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ELECTRONIC SYSTEMS TECHNOLOGY, INC. as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

MOE O'SHAUGHNESSY & ASSOCIATES, P.S.

Spokane, Washington
February 8, 2002

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

BALANCE SHEETS
December 31, 2001 and 2000

ASSETS
	2001	2000
CURRENT ASSETS
Cash	$ 6,100	$ 9,166
Money market investment	516,334	388,024
Certificate of deposit	991,158	1,055,097
Accounts receivable, net of allowance for uncollectible of $1,284 - 2001 and 2000	158,674	183,627
Inventory	531,599	561,946
Accrued interest	1,243	9,522
Prepaid insurance	7,252	8,221
Prepaid expenses	-	2,900
Prepaid federal income taxes	6,633	6,633
Total current assets	2,218,993	2,225,136

PROPERTY & EQUIPMENT
Leasehold improvements	13,544	13,544
Laboratory equipment	417,323	385,449
Furniture & fixtures	15,744	16,098
Dies & molds	77,396	77,396
	524,007	492,487
Less accumulated depreciation	359,018	316,765
	164,989	175,722

OTHER COSTS
Patent costs, net of amortization of $1,353 - 2001 and $1,244 - 2000	497	606
Deposits	340	340
Capitalized software costs of $86,330 - 2001 net of amortization of $69,477; $72,620 - 2000 net of amortization of $66,553	16,853	6,067
	17,690	7,013
TOTAL ASSETS	$ 2,401,672 ==========	$2,407,871 ===========

The accompanying notes are an integral part of this statement

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

BALANCE SHEETS
December 31, 2001 and 2000

LIABILITIES AND STOCKHOLDERS' EQUITY

	2001	2000
CURRENT LIABILITIES
Accounts payable	$ 53,384	$ 78,103
Accrued payroll	2,260	2,332
Accrued payroll taxes	1,458	1,415
Accrued vacation pay	17,137	16,960
Deferred taxes payable	17,283	915
Total current liabilities	91,522	99,725

STOCKHOLDERS' EQUITY
Common stock $.001 par value 50,000,000 shares authorized, 5,098,667 - 2001, and 5,068,667 - 2000 shares issued and outstanding	5,099	5,069
Additional paid-in capital	945,734	933,464
Retained earnings	1,359,317	1,369,613
	2,310,150	2,308,146
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,401,672 =========	$ 2,407,871 ==========

The accompanying notes are an integral part of this statement

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENT OF OPERATIONS
For the years ended December 31, 2001, 2000, and 1999

	2001	2000	1999
SALES	$ 1,303,811	$ 1,310,524	$ 1,239,390

COST OF SALES
Beginning inventory	561,946	357,490	385,365
Purchases and allocated costs	664,047	936,383	605,240
	1,225,993	1,293,873	990,605
Ending inventory	531,599	561,946	357,490
	694,394	731,927	633,115

GROSS PROFIT	609,417	578,597	606,275

OPERATING EXPENSES
Advertising	20,774	30,810	10,970
Amortization	3,034	2,461	3,124
Bad debt	3,187	117	1,155
Commissions- sales	1,284	972	1,712
Dues & subscriptions	1,639	659	1,122
Depreciation	42,978	40,604	32,699
Insurance	9,158	9,751	10,582
Materials & supplies	20,411	20,336	21,875
Office & administration	10,720	12,517	12,734
Printing	10,238	5,396	15,220
Professional services	71,122	84,297	69,785
Rent & utilities	34,686	33,692	32,027
Repair & maintenance	16,384	16,108	12,826
Salaries	520,726	540,800	503,156
Taxes	98,815	91,692	98,314
Telephone	10,404	10,846	9,976
Trade shows	23,357	19,873	14,384
Travel expenses	71,802	72,351	56,292
	970,719	993,282	907,953
Expenses allocated to cost of sales	(289,345)	(322,508)	(278,005)
	681,374	670,774	629,948
OPERATING INCOME (LOSS)	(71,957)	(92,177)	(23,673)

The accompanying notes are an integral part of this statement

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENT OF OPERATIONS
For the years ended December 31, 2001, 2000, and 1999

	2001	2000	1999
OTHER INCOME
Interest income	$ 54,970	$ 79,144	$ 60,482
Site support reimbursement net of allocated costs	23,757	40,531	28,750
Loss on disposition of assets	(1,059)	(120)	-
Recovery from marketable securities litigation	361	2,032	-
	78,029	121,587	89,232
INCOME BEFORE PROVISION FOR FEDERAL INCOME TAXES	6,072	29,410	65,559

PROVISION FOR FEDERAL INCOME TAXES	(16,368)	(5,466)	(13,258)

NET INCOME (LOSS)	$ (10,296) ==========	$ 23,944 =========	$ 52,301 ========

BASIC EARNINGS PER SHARE	$ -	$ -	$ 0.01

DILUTED EARNINGS PER SHARE	$ -	$ -	$ 0.01

The accompanying notes are an integral part of this statement

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
January 1,1999 through December 31, 2001

			Amount Paid-In Capital
	Common Stock			Retained Earnings	TOTAL
	Shares	Amount
BALANCE AT
January 1, 1999	4,953,667	$ 4,954	$ 894,129	$ 1,342,905	$ 2,241,988
CASH DISTRIBUTION DECLARED $0.01 per share	-	-	-	(49,537)	(49,537)

NET INCOME December 31, 1999	-	-	-	52,301	52,301
	4,953,667	4,954	894,129	1,345,669	2,244,752

STOCK OPTIONS EXERCISED	115,000	115	39,335	-	39,450

NET INCOME December 31, 2000	-	-	-	23,944	23,944
	5,068,667	5,069	933,464	1,369,613	2,308,146
STOCK OPTIONS EXERCISED	30,000	30	12,270	-	12,300

NET LOSS December 31, 2001	-	-	-	(10,296)	(10,296)

BALANCE AT December 31, 2001	5,098,667 =========	5,099 ==========	945,734 =========	1,359,317 ==========	2,310,150 ===========

The accompanying notes are an integral part of this statement

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENT OF CASH FLOWS
For the years ended December 31, 2001, 2000, and 1999

	2001	2000	1999
CASH FLOWS PROVIDED (USED) IN OPERATING ACTIVITIES:
Net income (loss)	$ (10,296)	$ 23,944	$ 52,301
Noncash expenses included in income:
Depreciation	42,978	40,604	32,699
Amortization	3,034	2,461	3,123
Deferred income taxes	16,368	99	1,303
Loss on disposition of assets	1,059	120	-
Decrease (increase) in current assets:
Accounts receivable, net	24,953	(28,839)	226,598
Inventory	30,347	(204,456)	27,875
Other current assets	12,148	(11,164)	(3,022)
Increase (decrease) in current liabilities:
Accounts payable, accrued expenses and other current liabilities	(24,571)	36,663	(10,483)
Deferred income	-	-	(25,017)
Federal income taxes payable	-	-	(14,510)
Net cash (used) provided by operating activities	96,020	(140,568)	290,867

CASH FLOWS PROVIDED (USED) IN INVESTING ACTIVITIES:
Deposit	-	-	26,250
Capitalized software	(13,709)	-	(3,725)
Additions to property & equipment	(33,306)	(71,323)	(65,508)
Net cash used in investing activities	(47,015)	(71,323)	(42,983)

CASH FLOWS PROVIDED (USED) IN FINANCING ACTIVITIES:
Distributions paid	-	-	(49,537)
Stock options exercised	12,300	39,450	-
Net cash provided by financing activities	12,300	39,450	-

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	61,305	(172,441)	198,347

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,452,287	1,624,728	1,426,381

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,513,592 =========	$1,452,287 ===========	$1,624,728 ==========

The accompanying notes are an integral part of this statement

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENT OF CASH FLOWS
For the years ended December 31, 2001, 2000, and 1999

	2001	2000	1999

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
Cash paid during the year for:
Income taxes	$ - ==========	$ 6,955 ==========	$ 30,510 ========

Cash and cash equivalents:
Cash	$ 6,100	$ 9,166	$ 6,650
Money market	516,334	388,024	643,642
Certificate of deposit
(initial maturity = 3 months or less)	991,158	1,055,097	974,436
	$ 1,513,592 ==========	$ 1,452,287 ==========	$ 1,624,728 ============

The accompanying notes are an integral part of this statement

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

Business Organization: The Company was incorporated under the laws of the State of Washington on February 10, 1984, primarily to develop, produce, sell and distribute wireless modems that will allow communication between peripherals via radio frequency waves.

Accounting Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition: The Company recognizes revenue from product sales upon shipment to the customer. Revenues from site support are recognized as the Company performs the services in accordance with agreement terms.

Allowance for Uncollectible Accounts: The Company uses the reserve method for recording allowance for uncollectible accounts. The amount included in Allowance for Uncollectible Accounts consists of $1,284 as of December 31, 2001 and 2000.

Inventory: Inventories are stated at lower of cost or market with cost determined using the FIFO (first in, first out) method. Inventories consisted of the following:

	2001	2000	1999
Parts	$357,884	$415,673	$256,334
Work in progress	94,036	43,110	52,279
Finished goods	79,679	103,163	48,877
	$531,599 ========	$561,946 ========	$357,490 ========

Property and Equipment: Property and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The useful life of property and equipment for purposes of computing depreciation is five to seven years. The useful life for leasehold improvements is thirty-one and one-half years. Depreciation expense for the years ended December 31, 2001, 2000, and 1999 was $42,978, $40,604, and $32,699, respectively. The Company periodically reviews its long-lived assets for impairment and, upon indication that the carrying value of such assets may not be recoverable, recognizes an impairment loss by a charge against current operations.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(Continued)

Patent Costs: Expenses incurred in connection with the patent have been capitalized and are being amortized over 17 years. Patent amortization expense was $109 for the years ended December 31, 2001, 2000, and 1999.

Research and Development: Research and development costs are expensed as incurred. Research and development expenditures for new product development and improvements of existing products by the Company for 2001, 2000, and 1999 were $146,245, $181,571, and $171,658 respectively.

Earnings (Loss) Per Common Share: Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The primary weighted average number of common shares outstanding was 5,598,146, 5,636,064, and 5,593,667 for the years ended December 31, 2001, 2000, and 1999 respectively.

For the Year Ended 2001
	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Basic EPS Income available to common stockholders	$(10,296) ========	5,083,146 =========	$ - ======
Diluted EPS Income available to common stockholders + assumed conversion	$(10,296) ========	5,598,146 =========	$ - ======

Capitalized Software Costs: In August, 1985, the Statement of Financial Accounting Standards No. 86, was issued by the Financial Accounting Standards Board "FASB", directing that the costs of creating a computer software product to be sold, leased, or otherwise marketed, and which are incurred after the product's technological feasibility has been established, be capitalized. During 1986 the Company adopted this statement and, accordingly, capitalized all costs subsequent to 1985. Costs incurred prior to 1986 are not permitted to be capitalized and the Company has not capitalized such costs. All costs capitalized are to be amortized over their estimated revenue-producing lives, not to exceed five years, beginning on the date the product is available for distribution to customers.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Amortization of capitalized software costs charged to expenses for periods presented is as follows:

1998 and Prior	61,187
1999	3,014
2000	2,352
2001	2,924
$69,477 ========

Cash and Cash Equivalents: Cash and cash equivalents consist of cash, certificates of deposit, time deposits, commercial paper and other money market instruments. The Company invests its excess cash in deposits with major banks, and commercial paper of investment grade companies and, therefore bears minimal risk. These securities have original maturity dates not exceeding three months. Such investments are stated at cost, which approximates fair value, and are considered cash equivalents for purposes of reporting cash flows.

Advertising Costs: Costs incurred for producing and communicating advertising are expensed when incurred. Advertising costs for the years ended December 31, 2001, 2000, and 1999 were $20,774, $30,810, and $10,970, respectively.

Other Comprehensive Income: The Company does not have other revenues, expenses, gains, and losses that require disclosure as other comprehensive income.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

2. FEDERAL INCOME TAXES

The Company uses the asset and liability approach in accounting for income taxes.

The provision for Federal income taxes consisted of:

	2001	2000	1999
Current payable	$ 0	$ 5,367	$ 11,955
Deferred	16,368	99	1,303
Provision for Federal Income Taxes	$ 16,368 ========	$ 5,466 =======	$ 13,258 ========

The components of the net deferred tax (assets) liability at December 31, were as follows:

	2001	2000	1999
Depreciation	$ 24,203	$ 19,464	$ 19,189
Section 179 carry forward	(384)	-	-
Accrued vacation payable	(5,827)	(5,766)	(4,900)
Allowance for uncollectible accounts receivable	(437)	(437)	(437)
Contribution carry forward	(272)	-	-
Unused capital loss carry forward	-	(12,346)	(13,036)
	$ 17,283 ========	$ 915 =========	$ 816 =========

The differences between the provision for income taxes and income taxes computed using the U.S. Federal income tax rate were as follows:

	2001	2000	1999
Amount computed using the statutory rate	$ 0	$ 5,367	$ 11,955
Increase (reduction):	-	-	-
Deferred tax (assets) liabilities	(16,368)	99	1,303
Provision for Federal Income Tax	$ 16,368	$ 5,466	$ 13,258

3. PUBLIC OFFERING OF COMMON STOCK

The Company sold 3,000,000 shares of its unissued common stock to the public on November 12, 1984. An offering price of $.30 per share was arbitrarily determined by the underwriter.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

4. COMPENSATED ABSENCES

The Company accrues a liability for employees' compensation for certain future absences. Liabilities for vacation pay in the amounts of $17,137 and $16,960 have been accrued as of December 31, 2001 and 2000, respectively.

5. LEASES

The Company has no obligation under capital lease arrangements.

The Company rents its facility under a three (3) year operating lease commencing on the 1st day of December 1999. The Company leases the facility from a port authority, with the assistance of federal economic development funds (EDA), has constructed a building for the purpose of leasing space to new or expanding high technology and electronic companies. The Company will pay as rental for 6,275 square feet of building space the sum of $28,784 per year, payable monthly in advance at the rate of $2,197 per month. A leasehold tax of $282 per month is due in addition to the $2,197 monthly rent. For the second and any following years of the renewed term, the parties agree that any rental amounts be increased by the Consumer Price Index - Pacific Cities and U.S. City Average-All Items Indexes using the U.S. City Average for the 12 month period preceding. The rental expenses for the years ended December 31, 2001, 2000 and 1999, were $29,954, $28,956, and $27,332, respectively.

The following is a schedule of estimated future minimum rental payments required under the above operating leases over the next five (5) succeeding fiscal years:

Year Ending December 31,	Amount
2002	$27,860
2003	-
2004	-
2005	-
2006	-

6. FOREIGN SALES

The Company's revenues fall into three major customer categories, Domestic, Export, and U.S. Government sales. A percentage breakdown of the Company's major customer categories for the years of 2001, 2000 and 1999, are as follows:

	2001	2000	1999
Domestic Sales	77%	91%	87%
Export Sales	21%	02%	10%
U.S. Government Sales	02%	07%	03%

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

6. FOREIGN SALES (continued)

The geographic distribution of foreign sales for 2001, 2000, and 1999 are as follows:

	2001	2000	1999
	%	%	%
Australia	0	14	0
Brazil	12	13	24
Canada	18	27	7
Croatia	28	0	10
Ecuador	0	1	5
India	9	3	0
Indonesia	3	2	8
Israel	0	3	3
Kuwait	0	0	2
Mexico	1	8	21
South Korea	12	21	10
Taiwan	0	3	6
Thailand	0	0	4
Turkey	0	5	0
Jordan	11	0	0
Peru	3	0	0
Philippines	1	0	0
Colombia	1	0	0
Puerto Rico	1	0	0

7. PROFIT SHARING SALARY DEFERRAL 401-K PLAN

The Company sponsors a Profit Sharing Plan and Salary Deferral 401-K plan and trust. All employees over the age of twenty-one (21) are eligible. The Company is not making contributions under the current plan agreement.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

8. STOCK OPTIONS

On February 6, 1998 stock options to purchase shares of the Company's common stock were granted to individual employees and directors with no less than three years continuous tenure. The options have an exercise price of $0.41 per share. Options may be exercised any time during the period from February 6, 1998 through February 5, 2001. Following is a summary of transactions:

Shares under option
Outstanding, beginning of year	185,000
Granted during year	-
Canceled during year	(155,000)
Exercised during year	(30,000)
Outstanding, end of year	- ========

On February 12, 1999, stock options to purchase shares of the Company's common stock were granted to individual employees and directors with no less than three years continuous tenure. The options have an exercise price of $0.44 per share. Options may be exercised any time during the period from February 12, 1999 through February 11, 2002. Following is a summary of transactions:

Shares under option
Outstanding, beginning of year	185,000
Granted during year	-
Canceled during year	(25,000)
Exercised during year	-
Outstanding, end of year	160,000 =========

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

8. STOCK OPTIONS (continued)

On February 11, 2000 stock options to purchase shares of the Company's common stock were granted to individual employees and directors with no less than three years continuous tenure. The options have an exercise price of $2.81 per share. Options may be exercised any time during the period from February 11, 2000 through February 10, 2003. Following is a summary of transactions:

Shares under option
Outstanding, beginning of year	210,000
Granted during year	-
Canceled during year	(25,000)
Exercised during year	-
Outstanding, end of year	185,000 =========

On February 9, 2001 stock options to purchase shares of the Company's common stock were granted to individual employees and directors with no less than three years continuous tenure. The options have an exercise price of $0.44 per share. Options may be exercised any time during the period from February 9, 2001 through February 9, 2004. Following is a summary of transactions.

Shares under option
Outstanding, beginning of year	-
Granted during year	195,000
Canceled during year	(25,000)
Exercised during year	-
Outstanding, end of year	170,000 =========

	2001	2000	1999
Option price range at end of year	$0.44 to $0.44	$0.41 to $2.81	$0.28 to $0.44
Option range for exercised shares	$0.41 to $0.44	$0.28 to $2.81	None exercised
Weighted average fair value of options granted during the year	$0.44	$2.81	$0.44

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

8. STOCK OPTIONS (continued)

The following table summarizes information about fixed-price stock options outstanding at December 31, 2001:

Range of exercise Prices	Number exercisable and outstanding	Weighted average remaining contractual	Weighted average excercise
$ 0.44	160,000	1 year	$0.44
$ 2.81	185,000	2 years	$2.81
$ 0.44	170,000	3 years	$0.44

After termination of employment, stock options may be exercised within 90 days. During the 12 months ended December 31, 2001, 230,000 shares under option expired and 30,000 shares under option were exercised. At December 31, 2001 there are 515,000 shares reserved for future exercises.

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock option plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards consistent with the provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

	2001	2000	1999
Net earnings (loss) as reported	$ (10,296)	$ 23,944	$52,301
Net earnings (loss) pro forma	$(105,881)	$(126,919)	$ 7,401
Earnings per share – as reported	-	-	0.01
Earnings per share – pro forma	-	-	0.01

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2001; dividend yield equaled 0; expected volatility of 145% risk-free interest rate of 5%; and expected lives of 3 years.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

9. EMPLOYEE PROFIT SHARING BONUS PROGRAM (NON-QUALIFIED)

On December 11, 1992 the Board of Directors revised the Employee Profit Sharing Bonus Program as follows. The Company makes contributions to the Program in accordance with the following formula: After the Company's "net profit before tax" reaches $100,000; the Company sets aside $10,000 for the Program. Thereafter, the Company adds 8% of the "net profit before tax" to the Program.

NET PROFIT	COMPENSATION TO FUND
$100,000	$10,000 + 8% OF AMOUNT OVER $100,000 NET PROFIT

10. CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and trade accounts receivable. As of December 31, 2001; the Company had cash and cash equivalents with Bank of America with a combined balance of $926,194 which is $826,194 in excess of the FDIC insured amount. At December 31, 2001 the Company had cash deposits with Pacific Northwest Bank with a balance of $138,021 which is $38,021 in excess of the FDIC insured amount. Additionally, at December 31, 2001 the Company had cash deposits with Community First Bank with a balance of $303,323 which is $203,323 in excess of the FDIC insured amount. At December 31, 2001 the Company had cash deposits with Piper Jaffray with a balance of $145,183 which is not FDIC insured.

Concentrations of credit risk with respect to trade accounts receivable are generally diversified due to the geographic dispersion of the Company's customer base.

11. RELATED PARTY TRANSACTIONS

For the years ended December 31, 2001, 2000, and 1999; services in the amount of $79,570, $96,853, and $51,563, respectively were contracted with a manufacturing process company of which the owner/president is a member of the Board of Directors and Audit Committee Chairman of Electronic Systems Technology, Inc.

The Company purchases certain key components necessary for the production of its products from a sole supplier. The components provided by the supplier could be replaced or substituted by other products, if it became necessary to do so. It is possible that if this action became necessary, a material interruption of production and/or material cost expenditures could take place.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

12. MARKETABLE SECURITIES

The Company was included in the class action suit settlement against the manager of the Company's marketable securities investments, Piper Jaffray. The Company received settlement payments of $11,288 during 1996, and $1,633 during 1997, and $2,211 during 1998, $0 during 1999, $2,032 during 2000, and $361 during 2001.

13. NOTE - CASH DISTRIBUTION

On June 11, 1999 the Company declared a one-time, non-cumulative, cash distribution to shareholders of record as of June 25, 1999 of $0.01 per share of common stock, with payable date of July 9, 1999. The payment of the cash distribution was completed by July 9, 1999 for a total dollar value of $49,537.

14. RECLASSIFICATIONS

Certain prior period amounts may have been reclassified to conform to the current year presentation.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

SELECTED FINANCIAL DATA

ELECTRONIC SYSTEMS TECHNOLOGY, INC.
For the five years ended December 31,

	2001	2000	1999	1998	1997

Sales	$ 1,303,811	$1,310,524	$1,239,390	$1,485,381	$1,337,303

Gross Profit	609,417	578,597	606,275	792,749	762,140

Income before provision for income taxes	6,072	29,410	65,559	242,779	247,760

Provision for income taxes	16,368	5,466	13,258	79,852	81,559

Net income (loss)	(10,296)	23,944	52,301	162,927	166,201

Net income per share	-	-	0.01	0.03	0.03

Weighted average number of shares outstanding	5,083,146	5,056,064	4,953,667	4,953,667	6,953,667

Total assets	2,401,672	2,407,871	2,307,715	2,354,145	2,205,811

Long-term debt and capital lease obligations	-	-	-	-	-

Stockholders' equity	2,310,150	2,308,146	2,244,752	2,241,988	2,128,598

Stockholders' equity per share	0.45	0.46	0.45	0.45	0.43

Working capital	2,127,471	2,125,411	2,090,155	2,119,569	1,988,266

Current ratio	24.2:1	22.3:1	34.2:1	25.3:1	26.7:1

Equity to total assets	96%	96%	97%	95%	96%